Exhibit (h) (18)

THIRD AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

THIS THIRD AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is made effective as of February 28, 2020, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Hennessy Technology Fund (the “Fund”), and Hennessy Advisors, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser and the Trust previously entered into an Expense Limitation Agreement, dated as of February 28, 2017, as amended February 28, 2018, and February 28, 2019 (as so amended, the “Agreement”), pursuant to which the Adviser agreed to limit the operating expenses of Investor Class and Institutional Class shares of the Fund; and

WHEREAS, the term of the Agreement expires on February 28, 2020, and the parties wish to extend such term through February 28, 2021, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. The term of the Agreement is extended through February 28, 2021.

2. Except as modified or amended by this Amendment, the terms and conditions of the Agreement remain unchanged and in full force and effect.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

HENNESSY ADVISORS, INC.

By:          /s/Teresa M. Nilsen
Teresa M. Nilsen
President

HENNESSY FUNDS TRUST

By:          /s/Teresa M. Nilsen
Teresa M. Nilsen
Executive Vice President

Signature Page to Third Amendment to Expense Limitation Agreement